EXHIBIT 17.1
January 22, 2007

ICrystal, Inc.
1305 Krameria Street
Suite H-167
Denver, Colorado 80220

Re:      Resignation
Gentlemen:

Effective immediately, the undersigned hereby resigns as an officer and a director of ICrystal, Inc., a Delaware corporation.

Thank you for your attention.

Sincerely,

/s/ DAVID LOFLIN

David Loflin